Exhibit 107

Calculation of Filing Fee Tables

Table 1: Newly Registered and Carry Forward Securities

	Note #	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock	457(o)	563,064		24,774,816	0.00015310	3,793.02
Fees Previously Paid
	Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:					24,774,816		3,793.02
		Total Fees Previously Paid:
		Total Fee Offsets:
		Net Fee Due:							3,793.02

Fee Note # (see instructions)	Fee Note text (10,000-character limit)
The filing fee is calculated in accordance with 457(o) of the Securities Act of 1933, as amended.